Exhibit 3.2

BYLAWS

OF

THE TRAVELERS COMPANIES, INC.

AS AMENDED AND RESTATED AUGUST 5, 2014

ARTICLE I

OFFICES

Section 1.                        Registered Office.  The registered office of the corporation required by Chapter 302A of the Minnesota Statutes (“Chapter 302A”) to be maintained in the State of Minnesota is 385 Washington Street, St. Paul, Minnesota 55102.

Section 2.                        Principal Executive Office.  The principal executive office of the corporation, where the Chief Executive Officer of the corporation has an office, is 485 Lexington Avenue, New York, New York 10017.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.                        Place Of Meetings.  Each meeting of the shareholders shall be held at the principal executive office of the corporation or at such other place as may be designated by the board of directors or the Chief Executive Officer.  But any meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office of the corporation is located.  The board of directors may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication.  Participation by remote communication constitutes presence at the meeting.

Section 2.                        Regular Annual Meeting.  A regular annual meeting of shareholders shall be held on such day in each calendar year as shall be determined by the board for the purpose of electing directors and for the transaction of any other business appropriate for action by the shareholders.

Section 3.                        Special Meetings.  Special meetings of the shareholders may be called at any time by the Chief Executive Officer or the Chief Financial Officer or by two or more directors or by a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote; except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent or more of the voting power of all shares entitled to vote.  A shareholder or shareholders holding the requisite voting power may demand a special meeting of shareholders only by giving the written notice of demand required by law. Special meetings shall be held on the date and at the time and place fixed as provided by law.

Section 4.                        Notice.  Notice of all meetings of shareholders shall be given to every holder of shares entitled to vote in the manner and pursuant to the requirements of Chapter 302A.  Any meeting of shareholders may be adjourned from time to time to another date, time and place.  If any meeting of shareholders is so adjourned, no notice of such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment and the adjourned meeting is held not more than 120 days after the date fixed for the original meeting.

Section 5.                        Record Date.  The board or an officer so authorized by the board shall fix a record date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of voting shares entitled to notice of and to vote at the meeting.

Section 6.                        Quorum.  The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business. If a quorum is present when a meeting is convened, the shareholders present may continue to transact business until adjournment sine die, even though the withdrawal of a number of shareholders originally present leaves less than the proportion otherwise required for a quorum.

Section 7.                        Voting Rights.  Unless otherwise provided in the terms of the shares, a shareholder has one vote for each share held on a record date. A shareholder may cast a vote in person or by proxy. Such vote shall be by written ballot unless the chairman of the meeting determines to request a voice vote on a particular matter.

Section 8.                        Proxies.  The chairman of the meeting shall, after shareholders have had a reasonable opportunity to vote and file proxies, close the polls after which no further ballots, proxies, or revocations shall be received or considered.

Section 9.                        Act of the Shareholders.  Except as otherwise provided by Chapter 302A or by the amended and restated articles of incorporation of the corporation, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business.

Section 10.                 Business of the Meeting.

(a)  At any annual meeting of shareholders, only such business (other than the nomination and election of directors, which is subject to Section 11) shall be conducted as shall have been brought before the meeting (i) by or at the direction of the board or (ii) by any shareholder of the corporation who (A) was a shareholder of record of the corporation at the time of the giving of notice provided for in this bylaw and at the time of the annual meeting, (B) is entitled to vote with respect thereto and (C) complies with the notice procedures set forth in this Section 10. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary. To be timely, a shareholder’s notice must be received at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is more than 30 days before or 70 days after such anniversary date or, if no such meeting was held in the preceding year, notice by a shareholder shall be timely only if received (a) not earlier than 120 days prior to such annual meeting and (b) not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.  A shareholder’s notice to the Corporate Secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting:

(I)  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(II) the name and address, as they appear on the corporation’s share register, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf the proposal is made;

(III) (1) the class or series and number of shares of the corporation’s capital stock that are, directly or indirectly, beneficially owned by such shareholder or any such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, swap, or similar right or agreement with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, or which is intended to increase or decrease (or has the effect of increasing or decreasing) the voting power of any proponent person with respect to the shares of any class or series of shares of the corporation, whether or not such instrument or right or agreement shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”), owned beneficially, directly or indirectly, by such shareholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the corporation, (3) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the corporation or influence the voting over any such shares, (4) any short interest of such shareholder or any such beneficial owner in any security of the corporation (for purposes of these bylaws, a person shall be deemed to have a “short interest” in a security if such person has, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the corporation owned beneficially, directly or indirectly, by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the corporation, (6) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household;

(IV)  a representation that the shareholder is a holder of record of stock of the corporation at the time of the giving of notice provided for in this bylaw, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(V)  a representation whether the shareholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination; and

(VI)  any material interest, agreement, undertaking or arrangement of such shareholder or any such beneficial owner relating to such business.

(b)  A shareholder providing notice of business proposed to be brought before a meeting, including with respect to nominations of directors pursuant to Section 11 below, shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice under this Section 10 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered in writing to the Corporate Secretary at the principal executive offices of the corporation not later than 10 days after the record date of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than 8 business days prior to the date for the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).  Notwithstanding anything in these bylaws to the contrary, no business shall be brought before or conducted at the annual meeting except in accordance with the provisions of this Section 10 and, with respect to nomination of directors, Section 11. The officer of the corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this

Section 10 and, with respect to nomination of directors, Section 11 and, if he or she shall so determine, he or she shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

(c)  At any special meeting of shareholders, the business transacted shall be limited to the purposes stated in the notice of the meeting. With respect to a special meeting held pursuant to the demand of a shareholder or shareholders, (i) the purposes shall be limited to those specified in the demand in the event that the shareholder or shareholders are entitled by law to call the meeting because the board does not do so, and (ii) no later than 10 days after the shareholder or shareholders demanding such special meeting has or have delivered their written notice of demand required by law with respect to such special meeting, such shareholder or shareholders shall deliver in writing to the Corporate Secretary the information required by clauses (I) through (VI) of paragraph (a) of this Section 10 (which information shall be updated by the shareholder or shareholders as required by paragraph (b) of this Section 10).

Section 11.                 Nomination of Directors.

(a)         Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible for election as directors. Nominations of persons for election to the board of the corporation may be made at a meeting of shareholders at which directors are to be elected only (i) by or at the direction of the board of directors or (ii) by any shareholder of the corporation who (A) was a shareholder of record at the time of the giving of notice provided for in this bylaw and at the time of meeting, (B) is entitled to vote for the election of directors at the meeting, and (C) complies with the notice procedures set forth in this Section 11. Such nominations, other than those made by or at the direction of the board as described in clause (i) above, shall be made by timely notice in writing to the Corporate Secretary. To be timely, a shareholder’s notice must be received at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is more than 30 days before or 70 days after such anniversary date, notice by a shareholder shall be timely only if received (a) not earlier than 120 days prior to such annual meeting and (b) not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.  Such shareholder’s notice shall set forth (I) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (II) as to the shareholder giving the notice (1) the name and address, as they appear on the corporation’s share register, of such shareholder and of any beneficial owner on whose behalf the nomination is made and (2) the information required by clauses (I) through (VI) of Section 10(a) and Section

10(b) of this Article II, and shall be accompanied by the written consent of each such person to serve as a director of the corporation, if elected.  In addition, each person whom such shareholder proposes to nominate for director shall be required to provide the board of directors with a completed directors and officers questionnaire in substantially the form that the corporation then anticipates requiring of board-nominated directors in connection with the corporation’s next proxy statement for an annual meeting.

(b)         At the request of the board, any person nominated by the board for election as a director shall furnish to the Corporate Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the provisions of this Section 11. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with such provisions and, if he or she shall so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

(c)          Any references in these bylaws to the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these bylaws (including Sections 10 and 11), and compliance with Sections 10 and 11 shall be the exclusive means for a shareholder to make nominations or submit other business.

ARTICLE III

BOARD OF DIRECTORS

Section 1.                        Board to Manage.  The business and affairs of the corporation shall be managed by or under the direction of the board.

Section 2.                        Number and Term of Office.  Subject to Article VI of the amended and restated articles of incorporation, the number of directors shall be determined by the board of directors from time to time. Each director shall be elected to serve for a term that expires at the next regular annual meeting of the shareholders and when a successor is elected and has qualified, or at the time of the earlier death, resignation, removal or disqualification of the director.

Section 3.                        Meetings of the Board.  The board may hold meetings either within or without the State of Minnesota at such places as the board may select. If the board fails to select a place for a meeting, the meeting shall be held at the principal executive office of the corporation.; provided, that one meeting each calendar year shall be held within the State of Connecticut.  No notice of a regular meeting is required if the date, time and place of the meeting has been announced at a previous meeting of the board. A special meeting of the board may be called by any director or by the Chief Executive Officer by giving, or causing the Corporate Secretary to give, at least 24 hours’ notice to all directors of the date, time and place of the meeting.

Section 4.                        Advance Action by Absent Directors.  A director may give advance written consent or opposition to a proposal to be acted on at a board meeting.

Section 5.                        Electronic Communications.  A board meeting may be held and participation in a meeting may be effected by means of any form of communications permitted by Chapter 302A.

Section 6.                        Quorum.  At all meetings of the board, a majority of the directors then holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a meeting is convened, the directors present may continue to transact business until adjournment sine die, even though the withdrawal of a number of directors originally present leaves less than the proportion otherwise required for a quorum.

Section 7.                        Act of the Board.  The board shall take action by the affirmative vote of at least a majority of the directors present at a meeting. An action required or permitted to be taken at a board meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the directors. If the restated articles of incorporation so provide, any action, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present. The written action is effective when signed, or consented to by authenticated electronic communication, by the required number of directors, unless a different effective time is provided for in the written action. If written action is permitted to be taken, and is taken, by less than all directors, then all directors shall be notified immediately of its text and effective date.

Section 8.                        Board-Appointed Committees.  A resolution approved by the affirmative vote of a majority of the directors then holding office may establish committees having the authority of the board in the management of the business of the corporation; and any committee, to the extent provided in the applicable resolution of the board of directors or in the bylaws, shall, to the extent permitted by law, have and may exercise all of the powers and authority of the board of directors. Unless otherwise provided in the restated articles of incorporation or the resolution of the board establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee, and may delegate to a subcommittee any or all of the authority of the committee.

Section 9.                        Chairman of the Board.  The board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chairman of the board who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting.  The chairman may be (but shall not be required to be) the Chief Executive Officer or another executive officer of the corporation and shall

(a)         consult with the Chief Executive Officer and the board on the strategic direction of the corporation;

(b)         report solely to the board;

(c)          preside at all meetings of the board; and

(d)         perform such other duties prescribed by the board or these bylaws.

ARTICLE IV

OFFICERS

Section 1.                        Required Officers.  The corporation shall have officers who shall serve as Chief Executive Officer and Chief Financial Officer and such other officers as the board shall determine from time to time.

Section 2.                        Chief Executive Officer.  The board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a Chief Executive Officer who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting. The Chief Executive Officer shall

(a)         in consultation with the chairman and the board, have responsibility for planning the strategic direction of the corporation;

(b)         subject to the direction of the board, have responsibility for the supervision, coordination and management of the business and affairs of the corporation;

(c)          preside at all shareholder meetings;

(d)         have responsibility to direct and guide operations to achieve corporate profit, growth and social responsibility objectives;

(e)          report solely to the board;

(f)           see that all orders and resolutions of the board are carried into effect; and

(g)          perform such other duties prescribed by the board or these bylaws.

Section 3.                        Chief Financial Officer.  The board shall elect one or more officers, however denominated, to serve at the pleasure of the board who shall together share the function of Chief Financial Officer. The function of Chief Financial Officer shall be to

(a)         cause accurate financial records to be maintained for the corporation;

(b)         cause all funds belonging to the corporation to be deposited in the name of and to the credit of the corporation in banks and other depositories selected pursuant to general and specific board resolutions;

(c)          cause corporate funds to be disbursed as appropriate in the ordinary course of business;

(d)         cause appropriate internal control systems to be developed, maintained, improved and implemented; and

(e)          perform other duties prescribed by the board or the Chief Executive Officer.

Section 4.                        Chief Legal Officer.  The board shall elect an officer, however denominated, to serve at the pleasure of the board and to perform the function of Chief Legal Officer. The Chief Legal Officer shall

(a)         serve as the senior legal counsel to the corporation;

(b)         have responsibility for oversight and administration of the corporation’s legal and regulatory affairs; and

(c)          perform other duties prescribed by the board or the Chief Executive Officer.

Section 5.                        Chief Investments Officer.  The board shall elect a Chief Investments Officer who shall serve at the pleasure of the board. The Chief Investments Officer shall

(a)         have responsibility for the administration of the corporation’s investment portfolio;

(b)         have responsibility for the supervision and oversight of compliance with the corporation’s investment policies;

(c)          have responsibility for monitoring the performance of investment managers, external and internal, and making recommendations to the Chief Executive Officer with respect thereto; and

(d)         perform such other duties prescribed by the board or the Chief Executive Officer.

Section 6.                        Corporate Secretary.  The board shall elect a Corporate Secretary who shall serve at the pleasure of the board. The Corporate Secretary shall

(a)         be present at and maintain records of and certify proceedings of the board and the shareholders and, if requested, of the executive committee and other board committees;

(b)         serve as custodian of all official corporate records other than those of a financial nature;

(c)          cause the corporation to maintain appropriate records of share transfers and shareholders; and

(d)         perform other duties prescribed by the board or the Chief Executive Officer.

In the absence of the Corporate Secretary, a Secretary, Assistant Secretary or other officer shall be designated by the Chief Executive Officer to carry out the duties of Corporate Secretary.

ARTICLE V

SHARE CERTIFICATES/TRANSFER

Section 1.                        Certificated and Uncertificated Shares.  The shares of this corporation shall be either certificated shares or uncertificated shares.  Each holder of duly issued certificated shares is entitled to a certificate of shares, which shall be in such form as prescribed by law and adopted by the board.

Section 2.                        Transfer of Shares.  Transfer of shares on the books of the corporation shall be made by the transfer agent and registrar in accordance with procedures adopted by the board.

Section 3.                        Lost, Stolen or Destroyed Certificates.  No certificate for certificated shares of the corporation shall be issued in place of one claimed to be lost, stolen or destroyed except in compliance with Section 336.8-405, Minnesota Statutes, as amended from time to time, and the corporation may require a satisfactory bond of indemnity protecting the corporation against any claim by reason of the lost, stolen or destroyed certificate.

ARTICLE VI

GENERAL PROVISIONS

Section 1.                        Voting of Shares.  The Chief Executive Officer, any Vice President,  the Corporate Secretary or the Deputy Corporate Secretary, unless some other person is appointed by the board, may vote shares of any other corporation held or owned by the corporation and may take any required action with respect to investments in other types of legal entities.

Section 2.                        Execution of Documents.  Deeds, mortgages, bonds, contracts and other documents and instruments pertaining to the business and affairs of the corporation may be signed and delivered on behalf of the corporation by the Chief Executive Officer, any vice president or Corporate Secretary or by such other person or by such other officers as the board may specify.

Section 3.                        Transfer of Assignment of Securities.  The Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Investments Officer, Treasurer, or any Vice President, Corporate Secretary, Secretary or Assistant Secretary of the corporation shall execute the transfer and assignment of any securities owned by or held in the name of the corporation. The transfer and assignment of securities held in the name of a nominee of the corporation may be accomplished pursuant to the contract between the corporation and the nominee.

Section 4.                        Fiscal Year.  The fiscal year of the corporation shall end on December 31 of each year.

Section 5.                        Seal.  The corporation shall have a circular seal bearing the name of the corporation and an impression of a man at a plow, a gun leaning against a stump and an Indian on horseback.

Section 6.                   Indemnification.  The corporation shall indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes, as amended from time to time) against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys’ fees and disbursements) incurred by such person in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521, as amended from time to time.